Exhibit 3.2

AMENDMENT TO THE
BYLAWS
OF
NEOGEN CORPORATION

As previously approved by the Board of Directors and the shareholders of Neogen Corporation, a Michigan corporation (the “Corporation”), the Bylaws of the Corporation, as amended (the “Bylaws”), are hereby amended, effective as of immediately prior to the closing of the transactions contemplated by the Agreement and Plan of Merger, dated as of December 13, 2021, by and among the Corporation, 3M Company, Garden SpinCo Corporation and Nova RMT Sub, Inc., as follows:

1.          The first sentence of Article VI, Section 1 of the Bylaws is hereby amended to read as follows:

The number of directors which shall constitute the whole board shall not be less than five nor more than eleven.

2.          Article XIII, Section 1 of the Bylaws is hereby amended to read as follows:

Section 1. Amendments – How Effected. These Bylaws may be amended, altered or repealed, in whole or in part, by the Board of Directors or by the affirmative vote of a majority of the outstanding shares of each class of stock entitled to vote.

Date: September 1, 2022